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                                                                    EXHIBIT 23.4
                       [LETTERHEAD OF TRIDENT SECURITIES]

December 27, 2001

Board of Directors
Quitman Bancorp
602 E. Screven Street
Quitman, Georgia 31643

Members of the Board:

         We hereby consent to the use of our name and to the description of our opinion letter to the Board of Directors of Quitman Bancorp, to be signed and dated the date of the Joint Proxy Statement-Prospectus that is a part of this Registration Statement, under the caption "Opinion of Financial Adviser of Quitman," and to the inclusion of such opinion letter as Appendix C to the Joint Proxy Statement-Prospectus that is a part of this Registration Statement.

                               TRIDENT SECURITIES
                               a division of McDonald Investments Inc.


                               By /s/ David Brown
                                  -----------------------------------
                                  David Brown